Exhibit 10.1

                                LETTER OF INTENT

THIS LETTER OF INTENT, hereinafter referred to as the "LOI", is entered into by and,

BETWEEN:   INTERPRO MANAGEMENT CORP.

           ("PUBCO")

AND:       GEORGE BLANKENBAKER

           ("GB")

WHEREAS, GB is an individual and a controlling owner of agribusiness companies based in Singapore with (i) certain assignable exclusive purchase contracts with Vietnamese companies and an assignable supply agreement with PureCircle Limited related to stevia, (ii) rights to partner with certain local Vietnamese companies to establish a research and development and propagation center, and extraction and refinery plant; and (iii) right to lease certain office space in Ho Chi Minh, Vietnam (the "ASSETS") and GB has intent to arrange for these Assets to be assigned to a Singapore registered company ("SINGCO") for the purpose of acquisition.

AND  WHEREAS,   Pubco  is  a  publicly  traded  company  on  the  United  States over-the-counter ("OTC") bulletin board securities market.

AND WHEREAS, Pubco and GB desire to effect an acquisition transaction whereby Pubco will acquire all of the shares of outstanding capital stock of Singco in order to advance the development, exploitation and funding of the Assets (the "PROJECT").

NOW, THEREFORE, in consideration of the mutual agreements and representations contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Except for the provisions in Paragraphs 8-15, this LOI is expressly intended to be non-binding and subject to the satisfactory completion of Due Diligence and the negotiation of mutually acceptable definitive terms with regard to this Project, and neither party shall have any liability whatsoever to the other with respect to the non-binding provisions hereof or the failure to conclude the transactions described in such non-binding provisions for any reason whatsoever.

2. Pubco and GB agree that they will use their best efforts to enter into a definitive agreement containing substantially the same terms and provisions as set forth in Paragraphs 3-7 of this LOI within twenty one (21) days of completion of the Due Diligence Period (the "DEFINITIVE AGREEMENT").

3. Pubco shall have approximately 40,000,000 shares of capital stock issued and outstanding immediately prior to the Closing Date.

4. Upon the date (the "CLOSING DATE") of the closing of the acquisition of Singco (the "CLOSING"), Pubco shall issue the stockholders of Singco shares of common stock of Pubco in the amount equal to not less than 25% (or approximately 10,000,000) and not more than 100% (or approximately 40,000,000) of existing shares of Pubco common stock outstanding.
     Immediately after the Closing Date, Pubco shall have an aggregate of approximately 50,000,000 to 80,000,000 shares issued and outstanding which number shall be clearly defined in the Definitive Agreement.

5. If the Closing occurs, Pubco agrees to conduct a financing to fund the Project (the "FINANCING") in the aggregate amount of $1,500,000 over an eighteen month period in accordance with the following schedule: (a) $250,000 to be released from escrow to Pubco upon the Closing Date; (b) $250,000 within ninety (90) days of the Closing Date, and (c) the remainder to be determined based on Due Diligence. Upon the completion of the Financing, the stockholders of Singco shall own not less than twenty (20%) percent of Pubco.

6. If the Closing occurs, Pubco shall invite GB to sit on the board and enter into an agreement with GB to compensate him in shares of common stock of Pubco or cash bonuses based on the achievement of established Project milestones.

7.   The  Definitive  Agreement  shall  contain  customary   representation  and
     warranties, covenants and indemnification provisions for transactions of this nature.

8. Upon the execution of this LOI, GB shall make available to Pubco or its representatives all books, records, contracts, papers, documents, drawings, projections, financials, supplier and customer lists, intellectual property and other materials as requested by Pubco and access to facilities and properties in order for Pubco to conduct due diligence on the Assets and the Project ("DUE DILIGENCE"). The Due Diligence period shall be no longer than forty five (45) days from the execution of this LOI ("DUE DILIGENCE PERIOD").

9. Upon the execution of this LOI, Pubco shall cause to be deposited into escrow with Greenberg Traurig, LLP, legal counsel to Pubco, the aggregate amount of US $250,000.

10. In consideration of the time and effort Pubco will incur to pursue this transaction, GB agrees that, from the date of execution of this LOI (or, if sooner, until such time as the parties agree in writing to terminate this
     LOI) until the Closing Date neither Singco, its stockholders nor GB, nor any person or entity acting on their behalf will in any way directly or indirectly (i) solicit, initiate, encourage or facilitate any offer to directly or indirectly pursue the purchase of the Assets or Singco, (ii) enter into any discussions, negotiations or agreements with any person or entity which provide for such purchase, or (iii) provide to any persons other than Pubco, Pubco or their representatives any information or data related to Singco, the Project or the Assets or afford access to the properties, books or records of Singco, to any such persons for the purpose of pursuing a financing or purchase transaction. GB will promptly notify Pubco of any inquiry or proposal received by Singco, its stockholders or its representatives regarding the aforementioned financing or purchasing transactions.

11. No party hereto will make any disclosure or public announcements of the proposed transactions, the LOI or the terms thereof without the prior consent of the other parties, which shall not be unreasonably withheld, or except as required by relevant securities laws; provided, however, each party may issue press releases in the ordinary course of business.

12. Each party agrees and acknowledges that such party and its directors, officers, employees, agents and representatives will disclose business information and information about the proposed transaction in the course of securing financings for Pubco and the Project and that the parties and their representatives may be required to disclose that information under the continuous disclosure requirements of the Securities Exchange Act of 1934, as amended.

13. This LOI shall be construed in accordance with, and governed by, the laws of the State of Nevada, and each party separately and unconditionally subjects itself to the jurisdiction of any court of competent authority in the State of Nevada, and the rules and regulations thereof, for all purposes related to this agreement and/or their respective performance hereunder.

14. This LOI may be executed in counterparts, by original or facsimile signature, with the same effect as if the signatures to each such counterpart were upon a single instrument; and each counterpart shall be enforceable against the party actually executing such counterpart. All counterparts shall be deemed an original copy.

15. The delay or failure of a party to enforce at any time any provision of this LOI shall in no way be considered a waiver of any such provision, or any other provision of this LOI. No waiver of, delay or failure to enforce any provision of this LOI shall in any way be considered a continuing waiver or be construed as a subsequent waiver of any such provision, or any other provision of this LOI.


DATED EFFECTIVE THE 14TH DAY OF FEBRUARY, 2011

INTERPRO MANAGEMENT CORP.                     GEORGE BLANKENBAKER


/s/ Mohanad Shurrab                           /s/ George Blankenbaker
----------------------------------            ----------------------------------


                                       3